EXHIBIT 99.1

St. Paul Travelers Companies
385 Washington Street
St. Paul, MN 55102-1396
www.stpaultravelers.com
News Release

St. Paul Travelers Announces Pricing of Secondary Stock Offering and Related Stock Sales
of its Equity Stake in Nuveen Investments, Inc.

SAINT PAUL, Minn.—April 7, 2005—The St. Paul Travelers Companies, Inc. (NYSE:STA) announced today that it has agreed to sell 39.3 million shares of Nuveen Investments common stock in a previously announced secondary offering at $34.00 per share ($32.98 per share net of underwriting discount). The transaction is expected to close on April 12, 2005. In connection with the secondary offering, the underwriters have been granted a 30-day over-allotment option to purchase an additional 3.9 million shares. Assuming the exercise in full of the over-allotment option, St. Paul Travelers will receive proceeds of approximately $1.4 billion from the secondary offering.

Concurrently with the closing of the secondary offering, Nuveen Investments will repurchase directly from St. Paul Travelers approximately 6.1 million shares of Nuveen Investments common stock at a price per share of $32.98 for total consideration of $200 million. In addition, upon the receipt of certain Nuveen fund approvals, but in any event no later than December 23, 2005, Nuveen Investments will purchase approximately 12.1 million additional shares of Nuveen Investments common stock from St. Paul Travelers at a price per share of $32.98 for total consideration of $400 million plus interest. St. Paul Travelers will receive the cash proceeds from this transaction at the time of such purchase.

St. Paul Travelers has also entered into forward sale agreements settling no later than March 31, 2006 with affiliates of Merrill Lynch and Morgan Stanley. These agreements are for an aggregate of approximately 11.9 million shares of Nuveen Investments common stock. St. Paul Travelers will receive cash proceeds of approximately $360 million from these forward sale agreements on April 12, 2005.

Upon the closing of the secondary offering, assuming the exercise in full of the over-allotment option and the $200 million stock repurchase by Nuveen Investments, St. Paul Travelers’ ownership interest in Nuveen will decline from 78% to 27%. Upon final settlement in subsequent quarters of the forward sale transactions, assuming they are all settled in Nuveen shares, St. Paul Travelers will have sold all of its ownership interest in Nuveen Investments.

Merrill Lynch & Co., Morgan Stanley and Citigroup Global Markets acted as joint bookrunners and lead managers, and Banc of America Securities LLC, Deutsche Banc Securities, Goldman Sachs & Co., JPMorgan, Lehman Brothers, UBS Investment Bank, Wachovia Securities and A.G. Edwards acted as co-managers in the secondary offering. Merrill Lynch & Co. and Morgan Stanley acted as the joint book runners for each of the offerings of Mandatorily Exchangeable Securities.

This announcement is not an offer to sell, or the solicitation of an offer to buy, any of the securities described in this press release.

Interested parties may obtain a written prospectus relating to the secondary offering of Nuveen Investments common stock from Merrill Lynch, Pierce, Fenner & Smith Incorporated, 4 World Financial Center, New York, NY 10080; Morgan Stanley & Co. Incorporated, 1585 Broadway, New York, New York 10036, or Citigroup Global Markets Inc., 388 Greenwich Street, New York, New York, 10013. Interested parties may obtain prospectuses relating to the offerings of Mandatorily Exchangeable Securities from Merrill Lynch, Pierce, Fenner & Smith Incorporated or Morgan Stanley & Co. Incorporated at the addresses set forth above.

All statements in this press release other than statements of historical facts may be “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Actual results of matters addressed in these forward-looking statements involve risks and uncertainties and may differ substantially from those expressed or implied. In particular, the consummation of the transactions described above is subject to a number of contingencies, and there can be no assurance that the transactions will be completed as contemplated.

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Contacts

Media:
Shane Boyd, 651.310.3846
Marlene Ibsen, 860.277.9039
Joan Palm, 651.310.2685

Institutional Investors:
Maria Olivo, 860.277.8330
David Punda, 212.588.8417

Individual Investors:
Marc Parr, 860.277.0779